Exhibit 99.1

JAWS Mustang Acquisition Corporation Transfers Listing to NYSE American LLC

NEW YORK, NY, March 9, 2023– JAWS Mustang Acquisition Corporation (“JWSM”) (NYSE: JWSM, JWSM WS, JWSM.U), a special purpose acquisition company, announced today that it will transfer its listing to the NYSE American LLC (“NYSE American”), where it has been approved to list. In connection with the transfer, JWSM will voluntarily delist from The New York Stock Exchange. JWSM’s decision to transfer to the NYSE American was motivated by several factors, including more favorable thresholds for continued listing on the NYSE American. Following the transfer, JWSM intends to continue to file the same types of periodic reports and other information it currently files with the Securities and Exchange Commission (the “SEC”). JWSM anticipates the transfer to the NYSE American to occur on or about March 14, 2023.